UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2016

YOU ON DEMAND HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35561	20-1778374
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

375 Greenwich Street, Suite 516
New York, New York 10013
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 212-206-1216

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2016, the Board of Directors of YOU On Demand Holdings, Inc. (the “Company”) by resolution as contemplated in the Company’s bylaws, increased the size of the Board of Directors from five to seven members. In connection therewith, the Board appointed Mr. Bruno Wu and Mr. Jian Ren (Jerry) Fan to fill the newly created vacancies on the Board of Directors to serve until the next annual meeting of shareholders or until his respective successor is elected and qualified. In addition, Mr. Fan was appointed to serve on the Audit Committee of the Board of Directors.

Mr. Wu was nominated for appointment to the Board pursuant to the Amended and Restated Securities Purchase Agreement dated December 21, 2015, entered into between the Company and Beijing Sun Seven Stars Culture Development Limited, a PRC company (“SSS”), the terms of which have been previously disclosed in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 24, 2015. Under such agreement, SSS has the right to designate three individuals to serve on the Board, such nomination rights intended to be proportional with SSS’ beneficial ownership. Mr. Wu has been appointed to the Board as one of these designees.

The Company is discussing compensation arrangements with each of Mr. Wu and Mr. Fan, but no agreement has been reached.

On January 12, 2016, the Company issued a press release announcing these appointments, a copy of which is filed as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated January 12, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YOU ON DEMAND HOLDINGS, INC.

Date: January 12, 2016	By:	/s/ Xuesong Song
Xuesong Song
Executive Chairman